SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549

                           ----------------------

                                 SCHEDULE 13G*
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                            Nexstar Broadcasting Group, Inc.
                               (Name of Issuer)

                                 Class A Common Stock
                        (Title of Class of Securities)

                                  65336K103
                                 (CUSIP Number)

                                December 31, 2003
            (Date of event which requires filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ] Rule 13d-1(d)



                             ----------------------
                              (Page 1 of 15 Pages)


----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 65336K103                 13G                    Page 2 of 15 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Capital Partners, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               28,980
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               28,980
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               28,980
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               0.29%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               PN
------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65336K103                 13G                    Page 3 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Capital Partners II, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               137,165
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               137,165
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               137,165
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               1.36%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               PN
------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65336K103                 13G                    Page 4 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios/QP Partners, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               198,715
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               198,715
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               198,715
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               1.97%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               PN
------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65336K103                 13G                    Page 5 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Overseas Fund, Ltd.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               255,560
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               255,560
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               255,560
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               2.53%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               OO
------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65336K103                 13G                    Page 6 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Overseas Fund II, Ltd.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               30,580
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               30,580
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               30,580
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               0.30%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               OO
------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65336K103                 13G                    Page 7 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Capital Management, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               651,000
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               651,000
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               651,000
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               6.45%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               PN
------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65336K103                13G                    Page 8 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Associates, L.L.C.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               651,000
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               651,000
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               651,000
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               6.45%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               OO
------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65336K103                13G                    Page 9 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           John F. Brennan, Jr.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               651,000
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               651,000
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               651,000
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               6.45%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               IN
------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65336K103                 13G                    Page 10 of 15 Pages

Item 1(a).     Name of Issuer:
     The name of the issuer is Nexstar Broadcasting Group, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:
     The Company's principal executive offices are located at 909 Lake Carolyn Parkway, Suite 1450, Irving, TX 75039.

Item 2(a).     Name of Person Filing:

     This statement is filed by:
         (i) Sirios Capital Partners, L.P., a Delaware limited partnership ("SCP I") with respect to the shares of Class A Common Stock directly owned by it;
        (ii) Sirios Capital Partners II, L.P., a Delaware limited partnership ("SCP II") with respect to the shares of Class A Common Stock directly owned by it;
       (iii) Sirios/QP Partners, L.P., a Cayman Islands exempted limited partnership ("SQP") with respect to the shares of Class A Common Stock directly owned by it;
        (iv) Sirios Overseas Fund, Ltd., a Cayman Islands company ("SOF I") with respect to the shares of Class A Common Stock directly owned by it;
         (v) Sirios Overseas Fund II, Ltd., a Cayman Islands company ("SOF II") with respect to the shares of Class A Common Stock directly owned by it;
        (vi) Sirios Capital Management, L.P., a Delaware limited partnership ("SCM"), which serves as investment manager to SCP I, SCP II,
             SQP, SOF I and SOF II, with respect to the shares of Class A
             Common Stock directly owned by SCP I, SCP II, SQP, SOF I and SOF
             II;
       (vii) Sirios Associates, L.L.C., a Delaware limited liability company ("SA"), which is the general partner of SCM, with respect to the shares of Class A Common Stock directly owned by each of SCP I, SCP II, SQP, SOF I and SOF II; and
      (viii) John F. Brennan, Jr. ("Mr. Brennan"), sole managing member of
             SA, with respect to the shares of Class A Common Stock directly owned by each of SCP I, SCP II, SQP, SOF I and SOF II.

             The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 65336K103                 13G                    Page 11 of 15 Pages

Item 2(c).     Citizenship:

     SCP I, SCP II and SCM are limited partnerships organized under the laws of the State of Delaware. SQP is an exempted limited partnership organized under the laws of the Cayman Islands. SOF I and SOF II are companies organized under the laws of the Cayman Islands. SA is a limited liability company organized under the laws of the State of Delaware. Mr. Brennan is a United States citizen.

Item 2(d).     Title of Class of Securities:
     Class A Common Stock, no par value (the "Common Stock")

Item 2(e).  CUSIP Number:  65336K103


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the
                    Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule 13d-1
                   (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

CUSIP No. 65336K103                 13G                    Page 12 of 15 Pages


          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]


Item 4.   Ownership.

      A.  Sirios Capital Partners, L.P.
          (a) Amount beneficially owned: 28,980
          (b) Percent of class: 0.29%. The percentages used herein and in the rest of Item 4 are calculated based upon the 10,098,406 shares of Class A Common Stock issued and outstanding as of November 24, 2003 as reflected in the Company's Prospectus effective as of such date.
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 28,980
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 28,980

      B.  Sirios Capital Partners II, L.P.
          (a) Amount beneficially owned: 137,165
          (b) Percent of class: 1.36%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 137,165
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 137,165

      C.  Sirios/QP Partners, L.P.
          (a) Amount beneficially owned: 198,715
          (b) Percent of class: 1.97%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 198,715
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 198,715

CUSIP No. 65336K103                 13G                    Page 13 of 15 Pages

      D.  Sirios Overseas Fund, Ltd.
          (a) Amount beneficially owned: 255,560
          (b) Percent of class: 2.53%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 255,560
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 255,560

      E.  Sirios Overseas Fund II, Ltd.
          (a) Amount beneficially owned: 30,580
          (b) Percent of class: 0.30%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 30,580
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 30,580

      F.  Sirios Capital Management, L.P.
          (a) Amount beneficially owned: 651,000
          (b) Percent of class: 6.45%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 651,000
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 651,000

      G.  Sirios Associates, L.L.C.
          (a) Amount beneficially owned: 651,000
          (b) Percent of class: 6.45%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 651,000
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 651,000

      H.  John F. Brennan, Jr.
          (a) Amount beneficially owned: 651,000
          (b) Percent of class: 6.45%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 651,000
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 651,000

CUSIP No. 65336K103                 13G                    Page 14 of 15 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     SCM, the investment manager of SCP I, SCP II, SQP, SOF I and SOF II, has the power to direct the affairs of SCP I, SCP II, SQP, SOF I and SOF II, including decisions respecting the disposition of the proceeds from the sale of the shares. SA is the general partner of SCM. Mr. Brennan is the sole Managing Member of SA, and in that capacity directs its operations.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.     Identification and Classification of Members of the Group.

     Not applicable.

Item 9.     Notice of Dissolution of Group.

     Not applicable.

Item 10.    Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 65336K103                 13G                    Page 15 of 15 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  January 23, 2004

                            /s/ JOHN F. BRENNAN, JR.
                            John F. Brennan, Jr., individually, and as
                            sole managing member of Sirios Associates, L.L.C., the general partner of Sirios Capital
                            Management, L.P., the investment manager of
                            Sirios Capital Partners, L.P., Sirios Capital Partners II, L.P., Sirios/QP Partners, L.P., Sirios Overseas Fund, Ltd. and Sirios Overseas
                            Fund II, Ltd.